EXHIBIT 99.1

[ENZO LOGO]                                                   NEWS
                                                              RELEASE
                                                              ---------
                                                              Enzo Biochem, Inc.
                                                              527 Madison Avenue
                                                              New York, NY 10022
FOR IMMEDIATE RELEASE

                  ENZO BIOCHEM REPORTS RESULTS FOR FISCAL 2007
                      SECOND QUARTER AND SIX MONTH PERIODS

NEW YORK, NY, March 12, 2007 -- Enzo Biochem, Inc. (NYSE:ENZ), a leading biotechnology company specializing in gene identification and genetic and immune regulation technologies for diagnostic and therapeutic applications, today announced operating results for its second fiscal quarter for the period ended January 31, 2007.

         Revenues for the fiscal 2007 second quarter were $10.6 million, a 5% increase compared to $10.1 million in the corresponding year-ago period. Revenues increased primarily as a result of higher sales at Enzo Clinical Labs. Gross profit, including royalty income, totaled $6.2 million, compared with $6.3 million a year ago.

         Net loss for the period amounted to $4.9 million, or $0.14 per share, compared with a net loss of $4.4 million, or $0.14 per share, in the corresponding year-earlier quarter. The net loss increased as a result of higher research and development expense, principally reflecting increased clinical trial activity at Enzo Therapeutics, which increased 29% to $2.4 million, and higher legal expenses, due to patent litigation and protection of the Company's intellectual property estate, which increased 20% to $1.9 million. The results were impacted by $700,000 in other income relating to a payment by a former distributor of Life Sciences.

         At Enzo Clinical Labs, fiscal second quarter revenues totaled $9.0 million, an increase of $1.0 million over the year-ago second quarter levels. Enzo Clinical Labs' operating results improved by $0.5 million, to a loss for the quarter of $100,000, compared with an operating loss of $600,000 a year ago. Improvements in selling, general and administrative expenses and the provision for uncollectible accounts contributed to these results. During the quarter, Enzo Clinical Labs, as a result of new payor agreements, began to experience an increase in specimen count.

         Enzo Life Sciences' revenues, including royalties, were $1.6 million, compared to $2.1 million a year ago. Results were impacted by continued competition in the industry and litigation-related activities. These were partially offset by increases in royalty income relating to an on-going licensing agreement. Operating costs in the quarter remained in line with those of the year-ago period. Inclusive of the partial payment from a former



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distributor, operating profits increased to $0.6 million, compared to $0.4 million in the year-ago period.

         For the six months ended January 31, 2007, revenues amounted to $21.0 million, compared with $20.3 million a year ago. Gross profit, including royalty income, totaled $12.5 million, compared with $12.4 million in the corresponding year-ago period. The net loss for the first half amounted to $6.1 million, or $0.18 per share, compared to net loss of $7.7 million, or $0.24 per share a year ago.

         The Company ended the second quarter with cash and cash equivalents of approximately $111 million, as a result of the sale of common stock to various institutional investors, resulting in net proceeds of approximately $43 million. Subsequent to the end of the quarter, Enzo raised an additional $15 million through the sale of one million shares to an institutional investor. As of January 31, 2007, working capital amounted to $118 million. Total stockholders equity amounted to $134 million. Enzo continues to be debt free.

         "Our recently completed capital raising activities position Enzo to make acquisitions to support future growth at Life Sciences and to expand the development of our therapeutic platforms," said Barry Weiner, President. "In addition, our strong balance sheet will serve the Company well in litigation activities designed to protect our intellectual property.

         "Meanwhile, we continue to make progress in our therapeutic programs. Clinical trials at Hadassah Hospital for treatments for Crohn's disease and NASH are progressing well. Recently, we also announced that we had commenced a Phase I/II study at UCSF of antisense gene therapy for HIV-1 infected individuals."

         During the quarter, the Company's intellectual property estate was expanded through the issuance of two patents which cover technological developments applicable in the field of molecular diagnostics. Subsequent to the end of the second quarter, the Company reported on a favorable ruling in one of the interference actions that was declared this past October, as Princeton University, the holder of two of the patents involved, conceded priority.

A CONFERENCE CALL CONDUCTED BY ENZO BIOCHEM, INC. MANAGEMENT WILL TAKE PLACE ON TUESDAY, MARCH 13, 2007 AT 8:30 AM E.T. IT CAN BE ACCESSED BY DIALING 1-888-562-3356. INTERNATIONAL CALLERS CAN DIAL 1-973-582-2700. PLEASE REFERENCE PIN NUMBER 8539569. INTERESTED PARTIES MAY ALSO LISTEN OVER THE INTERNET AT WWW.INVESTORCALENDAR.COM. TO LISTEN TO THE LIVE CALL ON THE INTERNET, PLEASE GO TO THE WEB SITE AT LEAST FIFTEEN MINUTES EARLY TO REGISTER, DOWNLOAD AND INSTALL ANY NECESSARY AUDIO SOFTWARE. FOR THOSE WHO CANNOT LISTEN TO THE LIVE BROADCAST, A REPLAY WILL BE AVAILABLE APPROXIMATELY TWO HOURS AFTER THE END OF THE LIVE CALL, THROUGH MIDNIGHT (ET) ON MARCH 27, 2007. THE REPLAY OF THE CONFERENCE CALL CAN BE ACCESSED BY



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DIALING 1-877-519-4471, AND, WHEN PROMPTED, USE PIN NUMBER 8539569.
INTERNATIONAL CALLERS CAN DIAL 1-973-341-3080, USING THE SAME PIN NUMBER.

ABOUT ENZO

         Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. The Company's proprietary labeling and detection products for gene sequencing and genetic analysis are sold to the life sciences market throughout the world. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for hepatitis B and hepatitis C infection and for Crohn's Disease. Pre-clinical research is being conducted on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. The Company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would allow for editing and correcting certain abnormalities in genes. The Company owns or licenses over 200 patents worldwide. For more information visit our website www.enzo.com.

EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS. THE COMPANY DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENT AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.


                                                  TABLE FOLLOWS



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                               ENZO BIOCHEM, INC.

                      SELECTED STATEMENT OF OPERATIONS DATA
                                   (unaudited)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                      JANUARY 31,                          JANUARY 31,
                                                      -----------                          -----------

                                                  2007               2006              2007               2006
                                            -----------        -----------        ----------        -----------
TOTAL REVENUES                                 $10,594            $10,116           $21,037            $20,281
                                            -----------        -----------        ----------        -----------

LOSS BEFORE INCOME TAXES                       (4,777)            (5,098)           (5,978)            (8,260)

(PROVISION) BENEFIT FOR                           (75)                659             (120)                536
INCOME TAXES

                                            -----------        -----------        ----------        -----------
 NET  LOSS                                    ($4,852)           ($4,439)          ($6,098)           ($7,724)
                                            -----------        -----------        ----------        -----------

BASIC LOSS  PER SHARE                          ($0.14)            ($0.14)           ($0.18)            ($0.24)

DILUTED LOSS PER SHARE                         ($0.14)            ($0.14)           ($0.18)            ($0.24)

WEIGHTED AVERAGE COMMON SHARE-BASIC             34,486             32,200            33,382             32,179
WEIGHTED AVERAGE COMMON SHARE-DILUTED           34,486             32,200            33,382             32,179



                           SELECTED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                           JANUARY 31, 2007       JULY 31, 2006
                                           ----------------       -------------
                                              (unaudited)
                                           ----------------       -------------
         CASH AND CASH EQUIVALENTS              $110,916             $69,854

         WORKING CAPITAL                        $118,264             $80,161

         STOCKHOLDERS' EQUITY                   $133,592             $95,587

         TOTAL ASSETS                           $141,455            $101,524


                                       ###

CONTACT:
    For: Enzo Biochem, Inc.
    Steve Anreder, 212-532-3232     Or     Ed Lewis, CEOcast, Inc., 212-732-4300